UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):    January 15, 2008

CARNIVAL CORPORATION (Exact name of registrant as specified in its charter)	CARNIVAL PLC (Exact name of registrant as specified in its charter)

Republic of Panama (State or other jurisdiction of incorporation)	England and Wales (State or other jurisdiction of incorporation)

1-9610 (Commission File Number)	1-15136 (Commission File Number)

59-1562976 (I.R.S. Employer Identification No.)	98-0357772 (I.R.S. Employer Identification No.)

3655 N.W. 87th Avenue Miami, Florida 33178-2428 United States of America (Address of principal executive offices) (Zip code)	Carnival House, 5 Gainsford Street, London, SE1 2NE, United Kingdom (Address of principal executive offices) (Zip code)

(305) 599-2600 (Registrant’s telephone number, including area code)	011 44 20 7940 5381 (Registrant’s telephone number, including area code)

None (Former name or former address, if changed since last report)	None (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2008, the Compensation Committees adopted the Carnival Corporation & plc Management Incentive Plan (the “Corporate Plan”). The bonuses for the executive officers with company-wide roles (the “Corporate Executives”), including certain named executive officers, will be determined under the Corporate Plan for fiscal 2008 and thereafter, unless the Corporate Plan is terminated by the Compensation Committees. The Corporate Plan is designed to focus the attention of the Corporate Executives on achieving outstanding performance results as reflected by operating income of Carnival Corporation & plc and other relevant measures.

At the beginning of each fiscal year the Compensation Committees will establish a Target Bonus Opportunity (in U.S. dollars), for each participant for the first year of his or her participation in the Corporate Plan. In the second and subsequent years of participation, the Target Bonus Opportunity for each participant shall be revised directly in proportion to the percentage change in the Operating Income Target for the new year as compared to the Operating Income Target of the prior year. The “Operating Income Target” for each year will be equal to the projected Operating Income for the year that corresponds to the midpoint of the diluted earnings per share guidance publicly announced during the first month of the fiscal year by Carnival Corporation & plc. The Compensation Committees may, in their discretion, increase or decrease the Operating Income Target for any reason they deem appropriate. The Compensation Committees also have discretion to modify the Target Bonus Opportunity.

The Compensation Committees will also approve a schedule that calibrates the Operating Income Target for the year with the Target Bonus Opportunity for each participant. The performance range in the schedule shall be from 72% to 123% of the Operating Income Target with results at 72% or less producing a preliminary bonus amount equal to 50% of the Target Bonus Opportunity and at 123% or more producing a preliminary bonus amount equal to 150% of the Target Bonus Opportunity. Results from 97% to 103% of the Operating Income Target will result in a preliminary bonus amount equal to 100% of the Target Bonus Opportunity. The preliminary bonus amount for results between 72% and 97% as well as results between 103% and 123% will be calculated using interpolation.

Following the end of each fiscal year, the Compensation Committees will confirm the actual Operating Income for the year and the preliminary bonus amount for each participant. The Compensation Committees will then consider other factors deemed relevant to the performance of Carnival Corporation & plc. Factors that may be considered include the impacts of changes in accounting principles, unusual gains and/or losses and other events outside the control of management. The Compensation Committees will also consider other factors relevant to the performance of each participant such as successful implementation of strategic initiatives and business transactions, significant business contracts, departmental accomplishments, executive recruitment, new ship orders, and management of health, environment, safety and security matters. Based on such factors the Compensation Committees may increase or decrease the bonus to determine the final bonus amount. The final bonus amount shall not exceed 200% of the Target Bonus Opportunity of the participant.

The Compensation Committees have set the Target Bonus Opportunity for 2008 for the Corporate Executives who are named executive officers as follows:

Micky Arison	$3,200,000
Howard S. Frank	$3,100,000
David Bernstein	$490,000

Also on January 15, 2008, the Compensation Committees approved amendments to the Executive Long-Term Compensation Agreements with Micky Arison and Howard S. Frank to change the form of equity awards granted under those agreements to convert the portion of their annual grants issued in the form of options to restricted shares. Similarly, the Compensation Committees approved an amendment to the Employment Agreement with Peter Ratcliffe to convert the annual grant issued in the form of options to restricted share units. Consequently, with respect to grants to be made in 2008 and beyond and contingent upon a review of the performance of the officer, Messrs. Arison and Frank will not receive any grants of options pursuant to these agreements and will be eligible to receive annual grants of 84,000 and 70,000 restricted shares, respectively. Mr. Ratcliffe, who will retire effective March 6, 2008, will be eligible under his Employment Agreement to receive 10,000 restricted stock units in 2008 with respect to his services during 2007. These restricted shares and restricted share units will cliff vest after a period of three years and will be subject to the forfeiture provisions described in those agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CARNIVAL CORPORATION		CARNIVAL PLC
/s/ Arnaldo Perez		/s/ Arnaldo Perez
Name:	Arnaldo Perez	Name:	Arnaldo Perez
Title:	Senior Vice President, General Counsel and Secretary	Title:	Senior Vice President, General Counsel and Secretary

Date:	January 22, 2008	Date:	January 22, 2008